Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333,-186783, 333-180205, 333-173210, 333-165847, 333-160464, 333-150102, 333-125760, 333-131976, 333-132564, 333-135677, 333-137250 and 333-140994 on Form S-8 of our reports dated September 6, 2013, relating to the consolidated financial statements and financial statement schedules of Silicon Graphics International Corp. and its subsidiaries (collectively the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended June 28, 2013.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
September 9, 2013